EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact: Seth Van Voorhees – (702) 735-2200 ext. 166
E-mail: InvestorRelations@apfc.com Website: www. apfc.com

AMERICAN PACIFIC COMPLETES ACQUISITION OF
THE FORMER ATLANTIC RESEARCH CORPORATION IN-SPACE PROPULSION
BUSINESS FROM AEROJET-GENERAL

Las Vegas, NV, October 1, 2004 – American Pacific Corp. (NASDAQ: APFC) announced today that it completed the acquisition of the former Atlantic Research Corporation’s in-space propulsion business (“ISP”) from Aerojet-General Corporation.

ISP is a leading supplier of commercial and military propulsion products and is the world’s largest producer of bipropellant thrusters.  ISP had sales of approximately $13 million (unaudited) in 2003.

John R. Gibson, President and Chief Executive Officer of American Pacific said, “The acquisition of ISP provides a new platform to broaden our products and services to aerospace and defense customers.  We are impressed with the energy and talent that our new employees bring to American Pacific.  We can create value by building on its strong marketing, manufacturing and technology leadership position.”

Robert Huebner, Vice President of ISP said, “I am very excited about the future given American Pacific’s long-term commitment to the growth and success of our business.  In addition, with American Pacific’s strength in energetic materials and commitment to growth, we will be accelerating the development of new products for our customers.”

American Pacific is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and explosives.  Aerojet, a GenCorp Inc. company (NYSE: GY), is a world-recognized aerospace and defense leader principally serving the missile and space propulsion, and defense and armaments markets.

Risk Factors/Forward Looking Statements Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including the Company’s ability to profitably integrate, manage and operate new businesses and/or investments competitively, as well as other risks detailed from time to time in the Company’s SEC reports, including the most recent Form 10-K and 10-Q Reports.

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